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                                                                     Exhibit 3.4

                            CERTIFICATE OF AMENDMENT

                                       TO

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                           PSYCHIATRIC SOLUTIONS, INC.



     PSYCHIATRIC SOLUTIONS, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

     FIRST: The name of the Corporation is Psychiatric Solutions, Inc.

     SECOND: The Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 9, 1998, and was amended on August 5, 2002, August 30, 2002 and March 21, 2003.

     THIRD: The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended so that Section A of ARTICLE V reads in its entirety as follows:

     "A. This Corporation is authorized to issue two classes of shares to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares of stock that the Corporation is authorized to issue is One Hundred Twenty-Six Million One Hundred Eighty-Six Thousand Five Hundred Thirty (126,186,530) shares, of which One Hundred Twenty-Five Million (125,000,000) shares shall be Common Stock, each having a par value of one cent ($0.01) per share, and One Million One Hundred Eighty-Six Thousand Five Hundred Thirty (1,186,530) shares shall be Preferred Stock, each having a par value of one cent ($0.01) per share."

     FOURTH: The above amendment to the Amended and Restated Certificate of Incorporation of the Corporation was duly adopted and approved at a meeting of the members of the Board of Directors and duly adopted and approved at a special meeting of the stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the undersigned has executed this certificate on this 15th day of December, 2005.

                               PSYCHIATRIC SOLUTIONS, INC.


                               By:   /s/ Christopher L. Howard
                                     -------------------------
                               Name:   Christopher L. Howard
                               Title:  Executive Vice President, General Counsel
                                       and Secretary